Exhibit 99.1

P R E S S     R E L E A S E

Synthesis Energy Systems Announces $5.0 Million Strategic Equity
Investment from Zuari Industries Limited of India
Collaboration Investigating Opportunities for SES U-GAS® Coal
Gasification Projects in India
HOUSTON, June 10, 2011 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX) (“SES”), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, announced today a $5.0 million strategic investment from Zuari Industries Limited (“Zuari”) of India in exchange for approximately 2.2 million shares of SES common stock. Zuari is one of India’s leading industrial companies in the fertilizer sector.
SES and Zuari have been investigating business development opportunities where SES’ U-GAS® technology for coal gasification can be integrated into industrial projects in India, including the potential for application of the U-GAS® technology in Zuari’s own industrial plants and potential plant expansions. SES and Zuari have also been working together to use Zuari’s wholly-owned engineering company, Simon India Limited (“Simon”), for technical services related to SES projects in India.
“Establishing this relationship with Zuari to help drive our opportunities in India is another important validation of our technology and a further execution of our business strategy,” stated Robert Rigdon, President and CEO of SES. “We and Zuari believe the U-GAS® gasification technology of SES could have widespread applications across the Indian economy. India is among the world’s fastest-growing economies and the country’s need for fertilizers for its agricultural industry, other basic chemicals, clean energy products such as synthetic natural gas for residential and industrial uses, transportation fuels, and clean electric power, is rapidly increasing. We appreciate this recognition of our technology’s potential for application in India.”
“Coal is an abundant natural resource that is becoming even more critical in helping India achieve its ambitious growth objectives over the coming years. With potential shortfalls and price increases for natural gas, higher oil prices due to unrest in the Middle East and fresh concerns over the safety of nuclear energy, clean-coal technology is becoming even more attractive,” commented H.S Bawa, Vice Chairman of Zuari. “We have worked with SES to assess the potential for SES’ technology in India and are now convinced of the unique opportunity this technology presents. We look forward to continuing to work with our colleagues at SES to drive project development and accelerate adoption of SES’ leading gasification technology for the benefit of the people of India.”
About Synthesis Energy Systems, Inc.
SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

About Zuari Industries Limited
Zuari Industries Limited is the flagship company of one of India’s oldest and most respected industrial houses, promoted by Dr. KK Birla — recently re-branded as Adventz under the leadership of Mr. Saroj Poddar, Group Chairman of Adventz Group. Advents Group includes Zuari Industries and Texmaco, and as many as 21 group entities, straddling fertilizer, heavy industry, engineering services (Simon India, Ltd), real estate and furniture retail. The Group is primarily focused in India, but also operates internationally. As a major producer of fertilizers for India, it is also the country’s largest importer of fertilizers in the private sector, and has joint ventures with OCP of Morocco and ICL of Israel.
SES Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol, the sufficiency of internal controls and procedures and the ability of SES to grow its business as a result of the ZJX and Zuari transactions. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com